EXHIBIT 21.1
FIRST BANCORP.
AS OF JUNE 30, 2010
Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation

FirstBank Puerto Rico	Puerto Rico
First Federal Finance Corporation (D/B/A Money Express)	Puerto Rico
First Insurance Agency, Inc.	U.S. Virgin Islands
First Trade, Inc.	U.S. Virgin Islands
First Mortgage, Inc.	Puerto Rico
First Express, Inc.	U.S. Virgin Islands
FirstBank Overseas Corp.	Puerto Rico
First Management of Puerto Rico, Inc.	Puerto Rico
FirstBank Puerto Rico Securities Corp.	Puerto Rico
First Resolution Company	Delaware
FirstBank Insurance Agency, Inc.	Puerto Rico